UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2011

FRESH TRAFFIC GROUP INC.
Exact name of registrant as specified in its charter

Nevada	000-53703	98-0531819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Portage Avenue, CanWest Place Suite 1680, Winnipeg MB, Canada	R3B 3K6
(Address of principal executive offices)	(Zip Code)

(204) 942-4200
Registrant’s telephone number, including area code

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01 – Regulation FD Disclosure.

On October 4, 2011, the Company issued a press release announcing that the Company had completed an internal investigation into the recent discovery of an unauthorized “spam email activity” referring to the Company and the Company’s common stock.

The investigation was undertaken in response to the imposition of the “skull and cross bones” moniker by OTC Markets.  In announcing the completion of the investigation, to Jeremy Booth, the Company’s President and Treasurer stated that, “As a company, we take our responsibilities as corporate citizens seriously. And we have completed a thorough investigation into this matter.  As a result, I am, able to confirm that we did not find any evidence that these unauthorized and unwanted actions had any connection to the Company, its management or employees.  We have not yet established the source or identity of the perpetrators of the activity but we are continuing our efforts.  In the event that we discover the source and identity of the persons responsible for the email activity, we intend to undertake vigorous legal action against all persons involved.”

Section 8 – Other Events

Item 8.01 – Other Events.

On October 4, 2011, the Company issued a press release announcing that the Company had completed an internal investigation into the recent discovery of an unauthorized “spam email activity” referring to the Company and the Company’s common stock.  A copy of the press release is attached as an exhibit to this Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Exhibits

Exhibit No.	Description
99.1a	Press Release dated October 4, 2011	Filed herewith

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fresh Traffic Group Inc.

Dated: October 4, 2011	By:	/s/ Jeremy Booth
	Name:	Jeremy Booth
	Title:	President, Treasurer